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                                                               EXHIBIT A(9)(d)

SUMMIT PLAN

                      SUMMIT 403(b)(7) CUSTODIAL AGREEMENT

                           ARTICLE I. EFFECTIVE DATE

     This Summit 403(b)(7) Custodial Agreement shall become effective on the date on which the Custodian mails an acknowledgment of receipt of the incorporated Summit 403(b) Application to the Employee who executed such Summit 403(b) Application.

     2.01. ACCOUNT means the separate account or accounts established and maintained by the Custodian for an Employee pursuant to this Agreement.

     2.02. AGREEMENT OR SUMMIT 403(b)(7) AGREEMENT means this document and the Application.

     2.03. SUMMIT FUND means Summit Investors Fund, Inc., a regulated investment company organized under the laws of the State of Maryland.

     2.04. APPLICATION OR SUMMIT 403(b) APPLICATION means the document(s) which established the Agreement and is (are) executed by the Employer, Employee and Custodian.

     2.05. BENEFICIARY means the person or persons (including entities) designated by the Employee as entitled to receive the Account balance, if any, at the Employee's death. If at the time of the Employee's death, no designated Beneficiary is alive, Beneficiary shall mean the Employee's surviving spouse or, if the Employee does not have a surviving spouse, the Employee's estate.

     2.06. CODE means the Internal Revenue Code of 1986, as amended.

     2.07. CONTRIBUTIONS shall mean Salary Reduction Contributions.

     2.08. CUSTODIAN means the party who executed the Application as Custodian, and any successor thereto, Provide that such successor is either a bank or another person who satisfies the requirements of Code Section 401(f)(2).

     2.09. DESIGNATION OF BENEFICIARY means a form executed and submitted to the Custodian in accordance with the terms of Article IX.

     2.10. DISABILITY means the inability of the Employee to engage in any substantial gainful activity because of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration. The Employee shall not be considered to be suffering from Disability until the Custodian has received a physician's certificate to that effect.

     2.11. DISTRIBUTOR means A I M Distributors, Inc. and any successor thereto.

     2.12. EMPLOYEE means an individual who is employed by the Employer and who has properly executed the Application.

     2.13. EMPLOYER means the employer who is listed on the Application.

     2.14. SALARY REDUCTION CONTRIBUTION means the amount not included in the Employee's compensation pursuant to a written salary reduction agreement and transmitted by the Employer to the Custodian for addition to the Employee's Account.

     2.15. SUMMIT PLANS means the Summit Investors Plan for the accumulation of shares of Summit Fund, constituting a unit investment trust under the Investment Company Act of 1940 and organized under the laws of The Commonwealth of Massachusetts.

                ARTICLE III. MAINTENANCE OF A CUSTODIAL ACCOUNT

     3.01. SALARY REDUCTION CONTRIBUTIONS TO THE ACCOUNT. The Employee may make Salary Reduction Contributions to the Account. Any salary reduction agreement between the Employer and the Employee shall be effective only as to amounts earned by the Employee after such agreement becomes effective. Each such agreement shall be legally binding and irrevocable with respect to compensation subsequently earned. A salary reduction agreement may be terminated by written notice received at least 30 days prior to the date of termination. The Employer and Employee shall not enter into more than one salary reduction agreement in any one taxable year of the Employee.

     3.02. TRANSFERS TO AND FROM THE ACCOUNT. All direct or indirect asset transfers to an Account from an existing custodial account described in Code
Section 403(b)(7) or an annuity contract qualified under Code Section 403(b)(1) shall be in cash unless the Custodian otherwise consents. Direct transfers into an account may be accepted to the extent permitted by the Code. The Employee has the right by proper written instruction to cause a transfer of cash or, if agreed to by the Custodian, shares of Summit Fund to another custodial account described in Code Section 403(b)(7), an annuity contract qualified under Code
Section 403(b)(1), an individual retirement account described in Code Section 408(a) or an individual retirement annuity described in Code Section 408(b).

     3.03. ROLLOVERS TO THE ACCOUNT. The Employee shall be permitted to make rollover contributions to an account of an amount returned by the Employee that is attributable to participation in another annuity or custodial account which meets the requirements of the Code. Neither the Custodian nor the distributor shall have responsibility to ensure that contributions under 3.02 or 3.03 satisfy the applicable provisions of the Code.

                    ARTICLE IV. INVESTMENT OF CONTRIBUTIONS

     4.01. PURCHASE OF SHARES. As soon as is practical after the Custodian receives an Contribution, it shall invest such Contribution in shares of the designated Summit Fund.

     4.02. REPORTS AND VOTING OF SECURITIES. The Custodian shall deliver to the Employee or, if applicable, his other Beneficiary, any notices, prospectuses, financial statements, Proxies and proxy solicitation materials received by it with respect to investments made for the Employee's Account.

     4.03. DIVIDEND. All capital gain distributions and dividends received on the shares of the selected Summit Fund shall be reinvested in shares of the Fund.

                    ARTICLE V. DISTRIBUTIONS AND WITHDRAWLS

     5.01. INSTRUCTIONS TO CUSTODIAN. The Custodian shall not be responsible for making any distributions until such time as it has been notified in writing by the Employee to begin making distributions. No distribution will be made upon the death of the Employee unless the Custodian has been notified in writing of the Employee's death, and the Custodian, in its opinion, has been provided with adequate verification of such death. Distributions to the Employee (or, if applicable, his or her Beneficiary) of amounts in the Account shall be made in cash and/or, if the Distributor consents, in kind.

     5.02. EMPLOYEE WITHDRAWLS.
        (a) After Attainment of Age 59 1/2. At any time after the Employee attains age 59 1/2, he or she may withdraw amounts from his or her Account by making written instructions to the Custodian as to the amounts to be so withdrawn. If the Employee exercises this withdrawal privilege, during the one-year period following the withdrawal the Employee may neither make contributions to the Account nor make contributions to any other custodial account established by the Employer pursuant to Code Section 403(b)(7).
        (b) Hardship Withdrawls. An Employee who has a financial hardship, as determined by the Employer, and who has made all available withdrawals pursuant to the paragraph above and pursuant to the provisions of any other plans of the Employer and any related entities of which he is a member and who has obtained all available loans pursuant to the provisions of any other plans of the Employer and any related entities of which he or she is a member may withdraw from his Account an amount not to exceed the lesser of the balance of his Account or the amount determined by the Employer as being available for withdrawal pursuant to this paragraph. For purposes of this paragraph, financial hardship means the immediate and heavy financial needs of the Employee. A withdrawal based upon financial hardship pursuant to this paragraph shall not exceed the amount required to meet the immediate financial need created by the hardship and not reasonably available from other resources of the Employee. The determination of the existence of an Employee's financial hardship and the amount
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required to be distributed to meet the need created by the hardship shall be made by the Employer. A withdrawal shall be deemed to be made on account of an immediate and heavy financial need of an Employee if the withdrawal is on account of: (1) medical expenses described in Section 213(d) of the Code incurred by the Employee, the Employee's spouse or any dependents of the Employee (as defined in Section 152 of the Code);

         (2) purchase (excluding mortgage payments) of a principal residence of the Employee;

         (3) payment of tuition for the next semester or quarter of post-secondary education of the Employee, or the Employee's spouse, children or dependents (as defined in Section 152 of the Code);

         (4) the need to prevent the eviction of the Employee from his principal residence or foreclosure on the mortgage of the Employee's principal residence; or

         (5) such other financial needs which the Commissioner of Internal Revenue may deem to be immediate and heavy financial needs through the publication of revenue rulings, notices and other documents of general applicability.

         The decision of the Employer shall be final and binding, provided that all Employees similarly situated shall be treated in a uniform and nondiscriminatory manner. The above notwithstanding, (a) withdrawals under this paragraph from an Employee's Account shall be limited to the sum of the Employee's Salary Reduction Contributions to his Account, plus income allocable thereto and credited to the Employee's Account as of December 31, 1988, less any previous withdrawals of such amounts. An Employee who makes a withdrawal under this paragraph may not again make Salary Reduction Contributions or employee contributions to the Account or to any other qualified or nonqualified plan of the Employer or any related entity for a period of twelve months following such withdrawl. Further, such Employee may not make Salary Reduction Contributions to the Account or to any other plan maintained by the Employee or any related entity for such Employee's taxable year immediately following the taxable year of the withdrawl in excess of the applicable limit set forth in
Section 402(g) of the Code for such next taxable year less the amount of such Employee's Salary Reduction Contributions for the taxable year of the withdrawal. All hardship withdrawals shall be made by executing the Financial Hardship Form prescribed by AIM Distributors and completed and signed by the Employer and filing such form with AIM Distributors prior to the proposed date of withdrawal.

         5.03. DISTRIBUTIONS AT SEPARATION FROM SERVICE. Unless the Employee otherwise irrevocably elects in writing within 60 days after the Employee's separation from service with the Employer, and the Custodian consents to such election, distribution of the Account shall be made in a lump sum 90 days after the Employee's separation from service. If the Employee makes such an election, distribution of the Account shall not commence until the date specified in such election unless the Employee earlier dies or becomes disabled as defined in this Agreement.

         If the Employee wishes to make such an irrevocable election, he or she may do so by filing a written notice with the Custodian in a form acceptable to the Custodian. The written notice to the Custodian shall list the date on which distribution shall commence, the period over which distribution shall be made, and amount(s) of each distribution. The Employee may not elect either (a) a date for commencement of distribution which delays the commencement of distribution from the Account beyond April 1 following the calendar year during which the Employee attains age 70 1/2 or (b) a form of distribution which results in the present value (determined at the time distribution commences) of payments to be made to the Employee over the Employee's life expectancy (as determined under Section 1.72-9 of the Treasury Regulations) equaling less than 50% of the present value of the total payments to be made.

         5.04. DISTRIBUTIONS AT THE EMPLOYEE'S DEATH. At the Employee's death, if such Employee has not already specified the form of distribution, the Beneficiary (or each beneficiary if there is more than one) may elect the form of distribution. Such election, which will be irrevocable, must be in writing and provided to the Custodian within 60 calendar days after the Custodian has received notification of the Employee's death. If such an election is not made in the time provided, distribution of the Account shall be made in a lump sum 90 days after the Custodian receives notification of the Employee's death. Any form of distribution must comply with the following requirements:

         (a) Death While Receiving Distributions. If the Employee had already begun to receive distributions from the Account and the Employee's spouse is not the Beneficiary, the Account balance which remains at the time of the Employee's death shall be distributed to the Beneficiary at least as rapidly as under the distribution method being used at the time of the Employee's death.

         (b) Death Prior to Receiving Distributions. If the Employee had not begun to receive distributions at his or her death and the Employee's spouse is not the Beneficiary, the entire Account balance which remains at the time of the Employee's death shall be distributed to the Beneficiary either (i) within five (5) years, or (ii) in installments over a period not exceeding the life expectancy of the Beneficiary (as determined as of the date of the Employee's death by using the return multiples contained in Section 1.72-9 of the Treasury Regulations), provided that such distributions commence within one year after the date of the Employee's death.

         (c) Spousal Beneficiary. If the Employee's spouse is the Beneficiary, regardless of whether distributions to the Employee have already commenced, this Section 5.04 shall be applied to the spouse as though the spouse were the Employee and, as though the spouse, as Employee, separated from service with the Employer on the date of the Employee's death.

         5.05. DISTRIBUTION UPON DISABILITY. If the Employee becomes disabled as defined in this Agreement after his or her separation from service with the Employer, he or she shall receive a lump sum distribution of the Account 90 days after the date of such Disability unless, within 60 days after the date of such Disability, the Employee elects another time for commencement and/or form of distribution and the Custodian consents to such election. The Employee may not elect either (a) a date for commencement of distribution which delays the commencement of distribution from the Account beyond the first April 1 following the calendar year during which the Employee attains age 70 1/2 or (b) a form of distribution which results in the present value (determined at the time distribution commences) of payments to be made to the Employee over the Employee's life expectancy (as determined under Section 1.72-9 of the Treasury Regulations) equaling less than 50% of the present value of the total payments to be made.

         5.06. DISTRIBUTION OF EXCESS DEFERRAL. Upon written notice to the Custodian from the Employees, by the first March 1 following the close of the taxable year of the Employee, that "excess deferrals" (as that term is defined in Code Section 402(g)(2)(A)) have been made with respect to the Account for such taxable year, the Custodian shall distribute to the Employee such "excess deferrals" not later than the first April 15 following the close of such taxable year. The Employer shall have sole responsibilities for determining such an excess deferrals and timely notification to the Custodian.

         5.07. DISTRIBUTION TO INCOMPETENTS. If a distribution is payable to a person known by the Custodian to be a minor or a person under a legal disability, the Custodian may, in its absolute discretion, make all or any part of the distribution to (a) a parent of such person, (b) the guardian, committee or other legal representative, wherever appointed, of such person, including a custodian for such person under a Uniform Gifts to Minors Act or similar act,
(c) any person having the control and custody of such person, or (d) to such person directly.

                             ARTICLE VI. CUSTODIAN

         6.01. DUTIES. The Custodian shall:

                 (a) Receive transmitted Contributions;

                 (b) Provide safekeeping for the assets in the Account;

                 (c) Collect income;

                 (d) Execute orders for purchase, sale or exchange of shares of the Summit Fund and make settlements in accordance with general practice;

                 (e) Maintain records of all transactions in the Account;

                 (f) Transmit to each Employee, not less frequently than annually, appropriate statements of the amount of the Custodian's compensation, if any, charged to the Account;

                 (g) File with the Internal Revenue Service and/or any other government agency such returns, reports, forms and other information as may be required of it as Custodian, and;

                 (h) Perform all other duties and services consistent with the purposes and intentions of this Agreement.
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         The Custodian may perform any of its administrative duties through other persons designated by the Custodian from time to time, including persons otherwise unaffiliated with the Custodian.

         6.02. SHARE REDEMPTIONS. If cash funds are required to pay taxes, fees, or other expenses pursuant to Article VI or to make payments to the Employee or his or her Beneficiary pursuant to Article V, the Employee (or Beneficiary, if applicable) shall redeem shares of the Summit Fund held in the Employee's Account.

         6.03.   LIMITATIONS ON LIABILITIES AND DUTIES.

                 (a) The Custodian shall be fully protected in acting or omitting to take any action in reliance upon any document, order or other direction believed by the Custodian to be genuine and properly given. Conversely, the Custodian shall be fully protected in acting or omitting to take any action in reliance on its belief that any document, order or other direction either is not genuine or was not properly given.

                 (b) To the extent permitted by law, 30 days after providing to the Employee the statements required under Section 6.01(f), the Custodian shall be released and discharged from all liability to the Employee or any third party as to the matters contained in such statement unless the Employee files written objections with the Custodian within such 30-day period.

                 (c) In no event shall the Custodian or Distributor be under a fiduciary duty to the Employee in regard to the selection of investments or be liable for any loss incurred on account of a selected investment.

                 (d) The Custodian and Distributor shall have no responsibility with regard to the initial or continued qualification of the Account under Code Section 403(b)(7).

                 (e) Neither the Custodian nor the Distributor shall be obligated to determine the amount of any Contribution due or to collect any Contribution from the Employee or Employer.

                 (f) Neither the Custodian nor the Distributor shall be held responsible for determining the amount, character, or timing of any distribution to the Employee.

                 (g) Neither the Custodian nor the Distributor shall have responsibility, and the Employee shall have sole responsibility, with respect to the computation of the Employee's "exclusion allowance" as defined in Code
Section 403(b)(2), any applicable limitation(s) on contributions under Code
Section 402(g) and Code Section 415(c), any election available to the Employee under Code Section 415, or any matters relating to any tax consequences with respect to Contributions, Account earnings, Account distributions, transfers or rollovers.

                 (h) The Custodian shall not be required to carry out any instructions not given in accordance with this Agreement and neither the Custodian not the Distributor shall be liable for loss of income, or for appreciation or depreciation in share value that shall result from the Custodian's failure to follow instructions not given in accordance with this Agreement.

                 (i) If instructions are received that, in the opinion of the Custodian, are unclear, neither the Custodian nor the Distributor shall be liable for loss of income, or for appreciation or depreciation in share value during the period preceding the Custodian's receipt of written clarification of the instructions.

                 (j) The Custodian shall have no responsibility to make any distribution or process any withdrawal by order of the Employee or Beneficiary unless and until the requisite written instructions specify the occasion for such action and the Custodian is furnished with any and all applications, certificates, tax waivers, signature guarantees and other documents (including proof of any legal representative's authority) deemed necessary or advisable by the Custodian.

                 (k) The Custodian shall neither assume nor have any duty of injury about any matter arising under the Plan.

                 (l) Neither the Custodian nor the Distributor shall have any liability to the Employee or Beneficiary for any tax penalty or other damages resulting from any inadvertent failure by the Custodian to make a distribution under this Agreement.

                 (m) Neither the Custodian nor the Distributor shall be liable for interest on temporary cash balances, if any, maintained in the Account.

                 (n) To the extent permitted by law, the Employee shall always fully indemnify the Custodian and hold it harmless from any and all liability whatsoever which may arise either (i) in connection with this Agreement and matter which it contemplates (except that which arises due to the Custodian's gross negligence or willful misconduct) or (ii) with respect to making or failing to make distribution, other than for failure to make distribution in accordance with instructions therefore which are in full compliance with both Article IX and this Section 6.03.

                 (o) Except as required by law, the Custodian shall not be obligated or expected to commence or to defend a legal action or proceeding in connection with this Agreement, unless the Custodian and the Employer agree that the Custodian will defend a given legal action and the Custodian is fully indemnified for so doing to its satisfaction.

                 (p) In no event shall the Employee, Employer, or Distributor have any responsibility or liability for any acts or omissions of the Custodian (or its agents or designees) hereunder.

         6.04. COMPENSATION. In consideration for its services hereunder, the Custodian shall be entitled to receive the applicable fees specified in its then current fee schedule, if any. The Custodian may substitute a revised fee schedule from time to time upon 30 days' written notice to the Employer or Employee. The Custodian shall be entitled to such reasonable additional fees as it may from time to time determine for services required of it and not clearly identified on the fee schedule.

         6.05. RESIGNATION AND REMOVAL. The Custodian may resign at any time by giving at least 30 days' written notice to the Employer or Employee. The Distributor may remove the Custodian hereunder by giving at least 30 days' written notice to the Custodian. In each case, the Distributor shall designate a successor custodian qualified pursuant to Section 2.07 hereof, which successor custodian shall accept such appointment by a writing to be submitted to the Employer or Employee and the Custodian. On the effective date of its resignation or removal, the Custodian shall transfer to the designated successor custodian the assets and records (or copies thereof) of the Account provided, however, that the Custodian may retain whatever assets it deems necessary for payment of its fees, costs, expenses, compensation and any other liabilities which constitute a charge on or against the assets of the Account or on or against the Custodian.

                  ARTICLE VII. FEES, TAXES AND OTHER EXPENSES

         Any income taxes or other taxes of any kind whatsoever that may be levied or assessed upon or in respect of the Account (including any transfer taxes incurred in connection with the investment and reinvestment of Account assets), expenses, fees and administrative costs incurred by the Custodian in the performance of its duties (including fees for legal services rendered to the Custodian), and the Custodian's compensation as determined under Section 6.04, if any, shall constitute a charge upon the assets of the Account. At the Custodian's option, such fee, tax or expense shall be paid from the Account or directly by the Employee.

                 ARTICLE VIII. PROTECTION OF EMPLOYEE BENEFITS

         At no time shall any part of the Account be used for purposes other than for the exclusive benefit of the Employee. The Employees rights to Contributions shall be nonforfeitable at all times after such Contributions are transferred to the Custodian.

                      ARTICLE IX. BENEFICIARY DESIGNATION

         Each Employee may submit to the Custodian a properly executed written Designation of beneficiary acceptable to the Custodian who will receive any undistributed assets held in the Account at the time of the Employee's death. Any such Designation of beneficiary shall not be effective unless it is filed during the Employee's lifetime with the Custodian at the Custodian's home office. Whether or not fully dispositive of the Account, the most recently filed destination of beneficiary accepted by the Custodian shall be controlling and all previously filed designations shall be considered superseded and shall have no effect. To the extent that the Account is not fully disposed of at the time of the Employee's death, it shall go to the Employee's surviving spouse, if any; otherwise, to the Employee's estate. If a beneficiary dies while receiving distributions, the portion of the Account to which the Beneficiary would have been entitled (had he or she survived) shall be paid to the Beneficiary's beneficiary or beneficiaries (or if impossible, to the beneficiary's estate) in a lump sum within 90 days after the Custodian receives notification of the Beneficiary's death.
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                             ARTICLE X. AMENDMENT

         10.0.1 BY THE DISTRIBUTOR. The Distributor may amend this Agreement in its entirety or any portion thereof. The Distributor shall provide copies of such amendment to the Employer and/or Employee. Neither this Section nor any other portion of this agreement shall impose on the Distributor an affirmative obligation to amend the Agreement.

         10.02. LIMITATIONS. No amendment shall be made:

                 (a) Which would cause or permit any part of the Account to be diverted to purposes other than for the exclusive benefit of the Employee and/or his or her Beneficiary, or cause or permit any portion of such assets to revert to or become the property of the Employer;

                 (b) Without the written consent of the Custodian; or

                 (c) Which would retroactively deprived any Employee of any benefit to which he or she was entitled under the Agreement, unless such amendment is necessary, in the opinion of counsel, to conform the Agreement to, or satisfy the conditions of, Code Section 403(b), any other law, or any Governmental regulation or ruling, provided that this prohibition shall not be construed to prohibit prospective amendment of the Agreement (including prospective amendment to eliminate a benefit) where such prospective amendment is permitted by law.

                           ARTICLE XI. TERMINATION

         11.01. AUTOMATIC TERMINATION ON DISTRIBUTION. This Agreement shall terminate when all the assets held in the Account established hereunder have been distributed or otherwise transferred out of the Account.

         11.02. TERMINATION ON DISQUALIFICATION. This Agreement shall terminate if, after notification by the Internal Revenue Service that the Employee's Account does not qualify under Code Section 403(b)(7), the Employer and/or Distributor do not make the amendments necessary to so qualify the Account. On such termination of this Agreement, the Custodian shall distribute in cash or in kind, to the Employee or, in the event of the Employee's death, to the Beneficiary, subject to the Custodian's right to reserve funds as provided in
Section 6.05.

                           ARTICLE XII. MISCELLANEOUS

         12.01. APPLICABLE LAW. To the extent not preempted by Federal law, this Agreement shall be construed and administered in accordance with the laws of the state in which the home office of the Custodian is located. No provision of this Agreement shall be construed to conflict with any provision of an Internal Revenue Service regulation, ruling an order affecting the status of this Agreement under Code Section 403(b)(7).

         12.02. EMPLOYER'S SIGNATURE. If the Employer does not sign the Application and is not required to do so under the Code and the regulations thereunder, the Employee, to the extent allowed by law, assumes all obligations and responsibilities of the Employer under this Agreement.

         12.03. CHANGE OF ADDRESS. The Employer or if permitted by the Custodian, the Employee, shall notify the Custodian in writing of any change of address within 30 days of such change.

         12.04. NOTICE. Any notice from the Custodian to the Employee pursuant to this Agreement shall be effective when sent by U.S. Mail to the address of record of the Employer or Employee. Any notice to the Custodian pursuant to this Agreement shall be by first class mail addressed to its home of office.

         12.05. SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of the successors in interest of the parties hereto.

         12.06. CONSTRUCTION. It is intended that this Agreement, together with the other documents that compose the 403(b)(7) arrangement pursuant to which the Employee's funds are invested under this Agreement, qualify as a custodial account under Code Section 403(b)(7). This Agreement shall be construed and limited by applicable laws, and the powers and discretions conferred hereunder shall be exercised in a manner consistent with that purpose. Subject to the foregoing provisions of this Section 12.06, in the event of any conflict between these Articles I through XII and the documents incorporated in this Agreement by reference, the provisions of these Articles I through XII shall prevail.

         12.07. SEPARABILITY. If any provision of this Agreement shall be held invalid or illegal for any reason, such determination shall not affect any remaining provisions of this Agreement, but this Agreement shall be construed and enforced as if such invalid or illegal provision had never been included in this Agreement.

         12.08. STATUTORY REQUIREMENTS. In the event any applicable state or local law, regulating or rule conflicts with and/or supplements the terms of this Agreement, such law, regulation or rule shall be deemed to supersede and/or supplement the terms of this Agreement, provided that the Distributor and the Custodian receive written notice of such law, regulation or rule.

         12.09. SEPARATE EMPLOYER. If the Employer has established a written separate 403(b) plan, the terms of such plan will supersede any provisions of this Agreement which conflict with such terms; provided that the Employer has furnished the Distributor with a copy of such written plan and the Custodian had agreed in writing to be bound by the terms thereof.